EMPLOYMENT AGREEMENT, effective as of this 20th day of October 2006 (this “Agreement”), between Brian Wade Bickford, at 477 Congress Street, 5th Floor, Portland, Maine 04101 (the “Executive”), and Bloodhound Search Technologies, Inc., a Nevada corporation with an office currently at 19901 Southwest Freeway, Suite 114, Sugarland, Texas 77479 (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and the Board of Directors of the Company desire to memorialize the employment of the Executive on a full-time basis as its Chief Executive Officer and the Executive desires to accept such employment subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree as follows:

ARTICLE I
POSITION; DUTIES; TERM

1.1 Position. The Company hereby employs the Executive as the Chief Executive Officer of the Company, which employment the Executive hereby accepts, all in the capacity and on the terms and conditions hereinafter set forth.

1.2 Duties. (a) During the Term (as defined below), the Executive shall be a full-time employee of the Company, all under and subject to the direction and control of the Board of Directors of the Company (the “Board”).

(b) In his capacity as Chief Executive Officer, the Executive shall be the senior executive officer of the Company with principal responsibility for controlling the operations of the Company and shall perform such duties for the Company as are consistent with the foregoing, including, without limitation, preparing and obtaining approval from the Board of the Company’s annual budget and plan; advising management and establishing revenue models and growth strategies, conducting market research and assessing the competitive environment to identify opportunities; developing business plans for new business development; advising and negotiating on financing initiatives; preparing and making presentations to prospective customers, affiliates, investors and partners, analyzing sales, marketing and distribution goals, establishing a network of business opportunities for the Company and attending interviews, conventions, trade shows, conferences or discussion panels on behalf of the Company.

(c)  The services to be performed by the Executive shall be commensurate with the position of the Executive as the most senior executive employee of the Company. In this position, during the Term (i) the Executive shall not render services to or for any other person, firm, corporation or business in this capacity and (ii) shall have no interest directly or indirectly in any other person, firm, corporation or business whose business is related to or competitive with the business of the Company; provided, however, that (I) the Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange or which are admitted to quotation on The NASDAQ Stock Market Inc. if the Executive (a) is not a controlling person of, or a member of a group which controls, such entity and (b) does not, directly or indirectly, own one percent or more of any class of securities of such entity; (II) the Executive can lecture and consult to other companies as long as such lecturing and consulting does not violate any of the other terms hereof or the terms and provisions of the Confidential Information and Invention Assignment Agreement executed by the Executive (the “Confidentiality Agreement”); and (III) the Executive may attend to outside investments and serve as a director, trustee or officer of or otherwise participate in charitable and civic organizations and serve as director of corporations whose business is unrelated to the business of the Company and continue to pursue his other business interests unrelated to the current or future business of the Company.

1.3 Term. The term of employment shall commence as of the date set forth above and shall continue until October 20, 2008 unless this Agreement is terminated prior thereto in accordance with the terms hereof (the “Term”). Notwithstanding anything contained herein to the contrary, either party can terminate this Agreement upon sending written notice of termination to the other party no less than 14 business days prior to the termination.

ARTICLE II
SALARY; OPTIONS

2.1 Salary. From the date hereof until February 28, 2007, the Executive shall be entitled to a gross salary (the “Salary”) of $40,000, subject to withholding for applicable taxes, to be paid in 2 equal installments, first on October 22, 2006 and then again on January 1, 2007. The parties agree that prior to March 1, 2007 they shall mutually agree upon the terms of compensation for the remainder of the Term. The Executive shall be responsible for his own taxes payable.

2.2 Options. The Company hereby grants to the Executive 300,000 options of common stock of the Company, exercisable at 0.40 cts per share at the date of this Agreement, 150,000 on October 22, 2006 and 150,000 on January 31, 2007. The options shall give the Executive the right to purchase one (1) share of the common stock of the Company for 2 years from the date of issuance. The options and the shares of stock issuable upon exercise thereof are personal to the Executive and subject to the restrictions of applicable federal and state securities laws. The parties agree that prior to March 1, 2007 they shall mutually agree upon other terms of shares or options in the Company for the remainder of the Term.

ARTICLE III
BENEFITS

3.1 Business Expenses The Executive shall be reimbursed for all reasonable and necessary business expenses incurred by the Executive in connection with the performance of his duties under this Agreement, as approved by the Company, including reasonable accommodation expenses during travel required in connection with the performance of the Executive’s duties.

3.2 Directors’ and Officers’ Liability Insurance. The Executive shall be covered by the directors’ and officers’ insurance policy to be obtained by the Company. The Company agrees to defend the Executive from and against any and all lawsuits initiated against the Company and/or the Executive.

3.3 Additional Benefits.  The Executive shall be entitled to participate in any pension or profit sharing plans, group health, accident or life insurance plans, group medical and hospitalization plan, and other similar benefits as may be available to the employees of the Company. The Executive shall assist the Company in adopting the proper plans for the Company.

ARTICLE IV
TERMINATION

4.1 Termination with or without Cause. (a) The Executive's employment hereunder may be terminated by the Company without cause at any time. If the Executive’s employment is terminated by the Company without cause, the Company shall pay the Executive his Salary and any options or shares agreed to in Article II above.

ARTICLE V
REPRESENTATION; NON-COMPETITION

5.1 Executive Representation. The Executive represents that the Executive’s execution of this Agreement and the performance of his duties required hereunder will neither be a breach of any other employment or other agreement nor a breach of any non-competition or similar agreement.

5.2 Non-Competition. (a) The Executive agrees that during the Term and for the period of two (2) years thereafter, he will not engage, directly, either as principal, agent, consultant, proprietor, creditor, stockholder, director, officer or employee, or participate in the ownership, management, operation or control of any business which directly or indirectly competes with the business of the Company. The Executive acknowledges and agrees that the current market for the Company's business extends throughout the world and that it is therefore reasonable to prohibit the Executive from competing with the Company anywhere in such territory. This Section shall not apply to the Executive’s ownership of less than five percent (5%) of the capital stock of a company having a class of capital stock which is traded on any national stock exchange or to the Executive lecturing to any persons or organizations or consulting with other companies.

(b) During the Term and for the period of two (2) years thereafter, the Executive agrees that he will not, directly, (i) solicit, divert or recruit or encourage any of the employees or agents of the Company, or any person who was an employee or agent of the Company during the Term, to leave the employ of the Company or terminate or alter their contractual relationship in a way that is adverse to the Company's interests, (ii) solicit or divert business from the Company, or assist any person or entity in doing so or attempting to do so or (iii) cause or seek to cause any person or entity to refrain from dealing or doing business with the Company or assist any person or entity in doing so or attempting to do so.

5.3 Remedies. The Executive agrees and acknowledges that the foregoing restrictions and the duration and the territorial scope thereof as set forth in Section 5.2 are under all of the circumstances reasonable and necessary for the protection of the Company and its business. In the event that the Executive shall breach or threaten to breach any of the provisions of Section 5.2, in addition to and without limiting or waiving any other remedies available to the Company, at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Agreement.

ARTICLE VI
MISCELLANEOUS

6.1 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any and all previous agreements or understandings between the Executive and the Company concerning the subject matter hereof, all of which are merged herein.

6.2 Successors. This Agreement shall be binding upon and inure to the benefit of the Executive and his heirs and personal representatives, and the Company and its successors and assigns.

6.3 Notices. All notices and other communications required or permitted hereunder shall be delivered personally, sent via facsimile, certified or registered mail, return receipt requested, or next day express mail or overnight, nationally recognized courier, postage prepaid with proof of receipt, to the address or telephone number (in the case of facsimile) set forth above. Such addresses and/or telephone numbers may be changed by notice given in the manner provided herein. Any such notice shall be deemed given (i) when delivered if delivered personally, (ii) the day after deposit with the express or courier service when sent by next day express mail or courier, (iii) five (5) days after deposit with the postal service when sent by certified or registered mail, or (iv) when sent over a facsimile system with answer back response set forth on the sender's copy of the document.

6.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to choice of law principles.

6.5 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement executed by the Company and the Executive.

6.6 Headings. The section headings herein are inserted for the convenience of the parties only and are not to be construed as part of the terms of this Agreement or to be taken into account in the construction or interpretation of this Agreement.

6.7 Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have entered into this Executive Employment Agreement as of the day and year first above written.

BLOODHOUND SEARCH TECHNOLOGIES, INC.

By:	/s/ David Campbell
Name: David Campbell
Title: Chief Executive Officer

/s/ Brian Wade Bickford
Brian Wade Bickford